Exhibit 4.3

TransferWise Ltd

TransferWise 2016 Share Option Plan

Adoption Date:

15 June 2016 and as amended on 27 February 2019 and 8 April 2026	Part A is the TransferWise 2016 Company Share Option Plan
Part B is the TransferWise 2016 US Share Option Plan
Part C is the Transferwise 2016 Non-tax advantaged Share Option Plan for non-US taxpayers
Part A of the 2016 Plan is intended to constitute a Schedule 4 CSOP Scheme under Schedule 4 Income Tax (Earnings and Pensions) Act 2003 as amended from time to time.
For the purposes of the 2016 CSOP the following companies are Constituent Companies as at the Adoption Date:
TransferWise Ltd

Only employees of TransferWise Ltd can participate in the 2016 CSOP. Further companies (subsidiaries of TransferWise Ltd) can be added by nomination of the Board.

TransferWise 2016 Share Option Plan

Table of Contents

Part A

This Part A of the TransferWise 2016 Share Option Plan (the “2016 Plan”) constitutes the TransferWise 2016 Company Share Option Plan (the “2016 CSOP”) and is intended to satisfy the requirements of a Schedule 4 CSOP. The Options granted under the 2016 CSOP are intended to meet the requirements of Schedule 4. In order for an Option to meet the requirements of Schedule 4, the Company must notify the CSOP to HMRC by 6 July of the Tax Year following the Date of Grant to the extent not already notified.

1.	Grant of Options	3
2.	2016 CSOP Limits	4
3.	Individual Limits	4
4.	Exercise Price	5
5.	Performance Target and conditions	5
6.	Vesting and exercise of Options	6
7.	Exercise Triggers and exercise of Options in special circumstances	8
8.	Takeover and other corporate events	10
9.	Exchange of Options	12
10.	Lapse of Options	13
11.	Adjustment of Options on Variation of Share Capital	14
12.	Exercise Conditions	15
13.	Issue and Listing of Plan Shares	16
14.	Relationship of 2016 CSOP to contract of employment	16
15.	Administration of 2016 CSOP	17
16.	Amendment of 2016 CSOP	18
17.	Notices	18
18.	Governing Law and Jurisdiction	19
19.	Interpretation	19

Part B	2016 US Plan for US taxpayers

Part C	2016 Non-tax advantaged Plan for non-US taxpayers

Part B	2016 US Share Option Plan Amendment Rider

TransferWise 2016 Share Option Plan

1.	Grant of Options

1.1.	Options granted by Grantor

Subject to Rules 1.5, 1.6 and 1.7, the Grantor may from time to time grant Options to Eligible Employees.

1.2.	Terms of Options

Subject to the Rules, the Grantor will in its discretion decide whether or not any Options are to be granted at any particular time and, if they are, to whom they are granted and the terms of such Options.

1.3.	Procedure for grant of Options and Date of Grant

An Option shall be granted by the Grantor passing a resolution. The Date of Grant shall be the date on which the Grantor passes the resolution or such later date as specified in the resolution. The grant of an Option shall be evidenced by a deed executed by or on behalf of the Grantor.

1.4.	Terms and conditions set at grant

Subject to Rule 1.3, the following terms shall be stated at the time of grant of the Option as required by paragraph 21A of Schedule 4 in respect of an Option:

•	the Date of Grant;

•	the number and description of Plan Shares which may be acquired by the exercise of the Option;

•	the Exercise Price;

•

whether or not the Plan Shares which may be acquired by the exercise of the Option may be subject to any Restriction and, if so, the details of the Restriction. Notwithstanding the generality of the foregoing a Restriction may include a Restriction imposed by the Grantor under Rule 7.4;

•	the times at which the Option may be exercised (in whole or in part);

•	the circumstances under which the Option will lapse or be cancelled (in whole or in part) including any conditions to which the exercise of the Option is subject (in whole or in part);

•	the Vesting Schedule and Vesting Commencement Date;

•	any Performance Target; and

•	any other conditions of the Option.

These terms may be varied after the grant of the Option, but only to the extent permitted by paragraph 21A of Schedule 4.

As soon as practicable after the grant of an Option, the Grantor shall notify the relevant Option Holder of the matters set out in paragraph 21A of Schedule 4 by issuing an Option Certificate to the Option Holder which sets out the terms specified above.

TransferWise 2016 Share Option Plan

1.5.	When Options may be granted

The Grantor may grant Options at any time after the Adoption Date.

1.6.	When Options may not be granted

Options may not be granted after the 10th anniversary of the Adoption Date.

1.7.	Who can be granted Options

An Option may only be granted to an individual who is an Eligible Employee at the Date of Grant.

1.8.	Acknowledgement of an Option

The Grantor may require an Option Holder who is (or is to be) granted an Option to confirm his acknowledgement of the Rules and the terms of his Option by signing and submitting the Option Certificate to the Company by a specified date. The Grantor may provide that the Option will lapse (and as a result be treated as never having been granted) if the acknowledgement is not provided by the specified date.

1.9.	Options non-transferable

An Option shall be personal to the Option Holder and, except in the case of the death of an Option Holder, shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Option Holder purports to transfer, charge or otherwise alienate the Option.

2.	2016 CSOP Limits

2.1.	General

The aggregate number of Plan Shares over which Options may be granted shall be subject to such limits as may be agreed by the members of the Company from time to time.

3.	Individual Limits

3.1.	General

The number of Plan Shares over which Options may be granted to any one Eligible Employee shall be limited as set out in this Rule 3.

3.2. HMRC limit (£30,000)

An Option may not be granted to an Eligible Employee if the result of granting the Option would be that the aggregate Market Value of:

•	the Plan Shares subject to that Option; and

•	the Plan Shares which he may acquire on exercising other Options; and

•	the shares which he may acquire on exercising his options under any other Schedule 4 CSOP established by the Company or by any of its Associated Companies,

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would exceed the amount permitted under paragraph 6(1) of Schedule 4 (being £30,000 as at the Adoption Date).

For the purpose of this limit shares subject to an option which has been exercised, lapsed or renounced shall be disregarded.

3.3.	Enterprise Management Incentive options

An Option may not be granted to an Eligible Employee without his prior agreement in writing if the result of granting the Option would be that a disqualifying event under section 536(1)(e) of ITEPA (being the combined limit for Enterprise Management Incentive options and Schedule 4 CSOP options (which is £250,000 as at the Adoption Date)) would arise in relation to any Enterprise Management Incentive options held by him.

3.4.	Scaling down

If the grant of an Option would cause the limit in Rule 3.2 to be exceeded, such Option shall take effect as an Option over the maximum number of Plan Shares which does not cause the limit to be exceeded.

4.	Exercise Price

The Exercise Price of an Option shall be determined by the Board and may be any price but provided this is not less than the Market Value of the Plan Shares over which the Option is granted as at the Date of Grant.

Where the Grantor has determined that an Option will be satisfied by the issue of new shares and the Exercise Price is less than the nominal value of a Plan Share the Company will ensure that at the time of issue of the Plan Shares arrangements are in place to pay up the nominal value of the relevant Plan Shares.

The Exercise Price of an Option may only be varied in accordance with paragraph 22 of Schedule 4 as specified in Rule 11.

5.	Performance Target and conditions

5.1.	Setting of Performance Target and conditions

The Vesting of an Option and the extent to which it Vests may be subject to the satisfaction of a service condition specified in a Vesting Schedule and any Performance Targets or any other conditions set by the Grantor.

5.2.	Nature of Performance Target or conditions

Any Vesting Schedule, Performance Target or any other condition imposed under Rule 5.1 shall be:

•	objective;

•	capable of being fulfilled within the period of 10 years from the Date of Grant; and

•	set out in, or attached in the form of a schedule to, the Option Certificate.

5.3.	Substitution, variation or waiver of Performance Target

Subject to Rule 15.2, if an event occurs which causes the Grantor to consider that the Vesting Schedule, any Performance Target or any other condition imposed under Rule 5.1 subject to which an Option has been granted is no longer appropriate, the Grantor may substitute, vary or waive the

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Vesting Schedule, any Performance Target or the condition in such manner (and make such consequential amendments to the Rules) as the Grantor thinks fit provided the amendment must be fair and reasonable and no amendment to any Performance Target or other conditions can be made which makes the Performance Target or other conditions more difficult to satisfy.

The Option shall then take effect subject to any Vesting Schedule, Performance Target or other condition as substituted, varied or waived.

5.4.	Notification of Option Holders

The Grantor shall, as soon as practicable, notify each Option Holder concerned of any determination made by it under this Rule.

6.	Vesting and exercise of Options

6.1.	Earliest date for exercise of Options

An Option may not be exercised before it Vests.

Subject to the remaining provisions of this Rule 6 and to Rules 5, 7, 8 and 10, a Vested Option may only be exercised at or following the occurrence of an Exercise Trigger or where other rights to exercise arise under the Rules.

6.2.	Latest date for exercise of Options

Subject to Rule 7.1, an Option may not be exercised after the 10th anniversary of the Date of Grant and if not exercised by that date shall lapse.

6.3.	Effect of Option Vesting

Subject to the Rules, the effect of an Option Vesting shall be that the Option Holder is entitled to exercise the Option at or following the occurrence of an Exercise Trigger or where other exercise rights arise under the Rules, to the extent that it has Vested.

6.4.	Effect of cessation of Relevant Employment

Subject to Rule 7, an Option may be exercised only while the Option Holder is in Relevant Employment and if an Option Holder ceases to be in Relevant Employment, any Option granted to him shall lapse with effect on cessation. This Rule 6.4 shall apply where the Option Holder ceases to be in Relevant Employment in any circumstances (including, in particular, but not by way of limitation, where the Option Holder is dismissed unfairly, wrongfully, in breach of contract or otherwise). An Option will cease to be capable of further Vesting following cessation of Relevant Employment.

6.5.	Material Interest

An Option may not be exercised if the Option Holder then has, or has had within the preceding 12 months, a Material Interest in a Close Company which is the Company or which is a company which has Control of the Company or which is a member of a Consortium which owns the Company.

6.6.	Options may be exercised in whole or in part

Subject to Rules 6.3, 6.4 and 6.5, a Vested Option may be exercised in whole or in part at such times as are specified in the Rules. If exercised in part, the unexercised part of the Option shall not lapse as a result.

TransferWise 2016 Share Option Plan

6.7.	Procedure for exercise of Vested Options

An Option shall be exercised by the Option Holder (or his legal personal representatives) submitting to the Grantor (or any person appointed by the Grantor) a duly completed valid notice of exercise in the form from time to time prescribed by the Board. Such notice shall specify the number of Plan Shares in respect of which the Option is being exercised, and be accompanied by either the Exercise Price in full or confirmation of arrangements satisfactory to the Grantor for the payment of the Exercise Price, together with any payment and/or documentation required under Rule 12 and, if required by the Board, the Option Certificate.

For the avoidance of doubt, the date of exercise of an Option shall be the latest of the date of the receipt of the notice of exercise, compliance with the requirements of the first paragraph of this Rule 6.7 and the date an Option becomes exercisable under the Rules.

6.8.	Issue or transfer of Plan Shares

Subject to Rule 12, and to any necessary consents and to compliance by the Option Holder with the Rules, the Grantor shall, as soon as reasonably practicable and in any event not later than 30 days after the date of exercise of the Option, arrange for the issue or transfer to the Option Holder of the number of Plan Shares specified in the notice of exercise and make available to the Option Holder, in the case of the partial exercise of an Option information to show the unexercised part of the Option.

The allotment and issue or transfer of any Plan Shares under the 2016 CSOP shall be made pursuant to the Articles of Association.

6.9.	US Taxpayers

This Rule 6.9 shall apply to US Taxpayers. Notwithstanding anything to the contrary contained in the 2016 CSOP other than Rule 7.1, no Option may be exercised later than 2.5 calendar months after the end of the Taxable Year in which the Option first becomes no longer subject to substantial risk of forfeiture (as defined for the purposes of US IRC sec. 409A), provided that the Option shall lapse on the date it would have lapsed had this rule not applied. The Rules of the 2016 CSOP shall be interpreted accordingly.

For the purposes of this Rule 6.9, Taxable Year means the 12 month period in respect of which the Option Holder is obliged to pay US tax or, if it would result in a longer exercise period, the 12 month period in respect of which the Option Holder’s employing company is obliged to pay tax. US Taxpayer means a person who is subject to taxation under the tax rules of the United States of America which does not include an Option Holder who is a non-resident alien throughout the period of participation in the 2016 CSOP and who has no US workdays during such participation.

The 2016 CSOP is intended to be exempt from the requirements of sec. 409A and shall be construed and interpreted in accordance with that intent but the Company does not guarantee that treatment and the Option Holder remains liable for any additional tax that may arise1

TransferWise 2016 Share Option Plan

7.	Exercise Triggers and exercise of Options in special circumstances

7.1.	Death

Notwithstanding Rule 6.1, if an Option Holder dies, the Option Holder’s personal representatives shall be entitled to exercise the Vested Option at any time during the 12 month period following the date of death. If not so exercised, the Option shall lapse at the end of such period.

The 12 month period for exercise of a Vested Option following the date of death overrides and takes precedence over all other lapse provisions contained in these Rules, except in the case of the winding up of the Company in accordance with Rule 8.4.

7.2.	Injury, disability, redundancy etc

Notwithstanding Rule 6.1, if an Option Holder ceases to be in Relevant Employment by reason of:

1.	injury or disability;

2.	redundancy (within the meaning of the Employment Rights Act 1996);

3.	retirement (by agreement with the company by which he is employed as evidenced to the satisfaction of the Board);

4.	a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006;

5.	the Option Holder being employed by a company which ceases to be a Group Member;

6.	the Option Holder voluntarily ceasing to be in Relevant Employment, provided that this is not in circumstances where any Group Member is entitled to dismiss the Option Holder for Cause; or

7.	any other circumstances if the Board decides acting fairly and reasonably in any particular case,

the following provisions of this Rule shall apply.

Where an Option Holder ceases to be in Relevant Employment by reason of circumstances in Rules 7.2.1 to 7.2.5 (a “CSOP Good Leaver”), the Option Holder shall be entitled to exercise his Vested Options at any time during the period ending 90 days after the date of cessation of Relevant Employment or during such longer period as the Board determines. To the extent not so exercised, his Vested Options shall continue in force in accordance with the Rules and may then be exercised on or after a subsequent Exercise Trigger or where other exercise rights arise under the Rules.

Where an Option Holder ceases to be in Relevant Employment by reason of circumstances in Rules 7.2.6 or 7.2.7 (a “Good Leaver”), the Board may at its discretion permit the Option Holder to exercise his Vested Options within such period following cessation of Relevant Employment as the Board determines. To the extent not so exercised, Vested Options shall continue in force in accordance with the Rules and may then be exercised on or after a subsequent Exercise Trigger or where other exercise rights arise under the Rules.

TransferWise 2016 Share Option Plan

7.3.	Meaning of ceasing to be in Relevant Employment

For the purposes of the 2016 CSOP, an Option Holder shall not be treated as ceasing to be in Relevant Employment until he no longer holds any office or employment with any Group Member.

7.4.	Admission

In the event Vested Options become exercisable on an Admission, the Grantor shall have the right if the Board so determines acting fairly and reasonably, not to issue and allot Plan Shares to the Option Holder unless he has first agreed with the Company not to sell or otherwise dispose of Plan Shares acquired upon exercise of this Option within such period or periods (not extending beyond the first anniversary of the date of Admission) as the Board may specify.

No agreement mentioned shall prevent the Option Holder from immediately disposing of such number of Plan Shares as he has acquired as is sufficient to enable him (after deduction of costs of sale) to recover the aggregate Exercise Price he has paid and any tax and National Insurance contributions (or any equivalent local taxes or social security liabilities in any applicable jurisdiction) resulting from the exercise of Vested Options.

Any part of the Option which is not permitted to be exercised because it is not Vested at Admission may be exercised when and to the extent that it subsequently becomes Vested.

7.5.	Assets Sale and other events

In the event of an Assets Sale (or on the occurrence of exceptional circumstances affecting the Company as determined by the Board in its discretion), a Vested Option may be exercised within the period beginning with the date of the Assets Sale (or other exceptional circumstance) and ending 28 days thereafter except that the Board may specify, in particular where no proceeds of an Assets Sale are to be distributed to shareholders within that period, that a longer exercise period shall apply. The Option shall lapse at the end of the applicable period.

7.6.	Longstop Date

If no other Exercise Trigger occurs before the Longstop Date, a Vested Option may be exercised within 90 days of the Longstop Date, following which it shall cease to be capable of exercise under this Rule 7.6 but shall continue in force and remain capable of exercise if other exercise rights arise under the Rules.

7.7.	Power to declare Vested Options exercisable

Subject to Rule 15.2, if the Board in its discretion considers it appropriate, it may determine that a Vested Option may be exercised in full or in part at any time.

7.8.	Interaction of Rules

If an Option has become exercisable under Rule 7.2 and, during the period allowed for the exercise of the Option under Rule 7.2 the Option Holder dies, the period allowed for the exercise of the Option shall be the period allowed by Rule 7.1.

If an Option has become exercisable under Rule 7.2 and, during the period allowed for the exercise of the Option under Rule 7.2, the Option becomes exercisable under any of Rule 6.1, Rule 7.6 or Rule 8 also (or vice versa), the period allowed for the exercise of the Option shall be the shorter or shortest, if applicable, of the period allowed by Rule 7.2 and the period allowed by Rule 7.5, Rule 7.6 or Rule 8.

If an Option has become exercisable under Rule 7.1 and, during the period allowed for the exercise of the Option under that Rule the Option becomes exercisable under Rule 6.1, Rule 7.6 or Rule 8 (or vice

TransferWise 2016 Share Option Plan

versa) the period allowed for the exercise of the Option shall be the period allowed by Rule 7.1 other than where an Option becomes exercisable under Rule 8.4.

8.	Takeover and other corporate events

8.1.	Takeover and Trade Sale

Subject to Rules 7.1 and 9, where a person obtains Control of the Company as a result of making an offer to acquire Plan Shares in accordance with the provisions of paragraph 25A(3) to (5) of Schedule 4 or on the occurrence of any other Trade Sale that is not within any other provisions of Rules 8.2 to 8.4 and 8.10, Vested Options may be exercised at any time during the period of 28 days (or if the Board determines that a longer period not exceeding 6 months shall apply, that period) beginning with the time when the person making the offer has obtained Control or completion of the Trade Sale. If not so exercised, the Options shall lapse at the end of such period.

8.2.	Compulsory acquisition of share in the Company

Subject to Rules 7.1 and 9, if a person becomes entitled or bound to acquire shares in the Company under sections 979 to 982 or 983 to 985 of the Companies Act 2006, Vested Options may be exercised at any time during the period beginning with the date the person serves notice under section 979, in accordance with paragraph 25A(7) of Schedule 4, and ending on the date on which the person ceases to be entitled to serve such a notice. If not so exercised, the Options shall lapse on the date the person ceases to be entitled to such notice.

8.3.	Scheme of arrangement

Subject to Rules 7.1 and 9, if a person obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 899 of the Companies Act 2006, Vested Options may be exercised at any time during the period of 28 days (or, if the Board determines that a longer period not exceeding 6 months shall apply, that period) from the compromise or arrangement being sanctioned by the court. If not so exercised, the Options shall lapse at the end of that period.

8.4.	Winding-up of Company

Subject to Rule 9, if notice is given of a resolution for the voluntary winding-up of the Company, Vested Options may be exercised at any time during the period of 28 days from the date of the notice, and if not exercised within that period the Options shall lapse.

8.5.	Shares subject to Options ceasing to be Plan Shares

The Plan Shares subject to an Option must satisfy paragraphs 16 to 18 (inclusive) and paragraph 20 of Schedule 4 at the Date of Grant and the exercise date. If any Plan Shares subject to an Option cease to satisfy the conditions in paragraphs 16 to 18 (inclusive) and paragraph 20 of Schedule 4 after the Date of Grant then, subject to paragraph 25A(7B) of Schedule 4:

•	the Option shall cease to be treated as granted or held in accordance with Schedule 4;

•

the definition of “Plan Shares” shall be amended in relation to that Option by the deletion of the words “which satisfy the conditions in paragraphs 16 to 18 (inclusive) and paragraph 20 of Schedule 4”;

•	the Grantor shall, as soon as reasonably practicable, notify HMRC;

•	the Option shall continue to exist; and

TransferWise 2016 Share Option Plan

•	the 2016 CSOP shall continue to exist but as a non-tax advantaged share option plan.

8.6.	Meaning of “obtains Control of the Company”

For the purpose of this Rule 8 a person shall be deemed to have obtained Control of the Company if he and others Acting In Concert with him have together obtained Control of it.

8.7.	References to Board in this Rule 8

For the purposes of this Rule 8, any reference to the Board shall be taken to be a reference to those individuals who were members of the Board immediately before the event by virtue of which this Rule 8 applies.

8.8.	Notification of Option Holders

The Board shall, as soon as reasonably practicable, notify each Option Holder of the occurrence of any of the events referred to in this Rule 8 or in Rule 7.5 or 7.7 and explain how this affects their position under the 2016 CSOP.

8.9.	Options otherwise becoming exercisable and period for exercise

Subject to Rule 9, where the Board is aware that an event is likely to occur under Rule 8.1, 8.2 or 8.3 in respect of which a Vested Option will be exercisable and:

•	in respect of Rule 8.1, the offer falls within paragraph 25A(3) to (5) of Schedule 4; or

•	in respect of Rule 8.2, the compulsory acquisition of the Plan Shares falls within paragraph 25A(7) of Schedule 4; or

•	in respect of Rule 8.3, the compromise or arrangement falls within paragraph 25A(6) of Schedule 4,

then the Board may determine that Vested Options may then be exercised during the period of 20 days ending with the relevant date on which the Vested Option would otherwise have become exercisable pursuant to the applicable Rule, on the condition that if a Vested Option is so exercised and the relevant event does not occur by the end of the 20 day period from the date of exercise of that Vested Option the exercise of the Vested Option is to be treated as having had no effect. If not so exercised but the relevant event takes effect then the Option shall lapse at the end of that 20 day period.

Subject to the above, if in consequence of the occurrence of an event described above, the Plan Shares subject to an Option no longer meet the requirements of paragraphs 16 to 18 inclusive and paragraph 20 of Schedule 4, the Vested Option may be exercised no later than 20 days after the day on which the relevant event has occurred notwithstanding that the Plan Shares no longer meet the requirements of paragraphs 16 to 18 inclusive and paragraph 20 of Schedule 4. If not so exercised, the Option shall lapse at the end of that 20 day period.

8.10.	Non-UK company reorganisation arrangement

Subject to the remainder of this Rule 8.10 and 9, on the date on which a non-UK company reorganisation arrangement (as defined in paragraph 35ZA of Schedule 4) applicable to or affecting:

•	all the ordinary share capital of the Company or all the shares of the same class as the Plan Shares; or

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•

all the shares, or all the shares of the same class as the Plan Shares, which are held by a class of shareholders identified otherwise than by reference to their employments or directorships or their participation in a Schedule 4 CSOP, becomes binding on the shareholders covered by it, then Vested Options may then be exercised at any time during the period of 6 months beginning with the date described in this Rule 8.10. If not so exercised, the Options shall lapse at the 6 month period.

Where the Board shall determine that it is likely that a non-UK company reorganisation will become binding on shareholders and the Board passes a resolution to that effect, Vested Options may be exercised during the period of 20 days ending with the day on which the said non-UK company reorganisation becomes so binding and the Option shall be treated as if it was exercised in accordance with this Rule 8.10. If a Vested Option is exercised in reliance of this Rule 8.10 and in anticipation of the events referred to in this Rule 8.10, but the said non-UK company reorganisation does not become binding on shareholders, during the period of 20 days beginning with the date on which the Option is exercised, the exercise of the Option is to be treated as having had no effect. If not so exercised but the reorganisation takes affect then the Option shall lapse at the end of that 20 day period.

Subject to the above, if in consequence of a person obtaining Control of the Company as a result of a non-UK company reorganisation within this Rule 8.10, the Plan Shares to which the Option relates no longer meet the requirements of paragraphs 16 to 18 inclusive and paragraph 20 of Schedule 4, the Vested Option may be exercised no later than 20 days after the day on which a person obtains Control of the Company, notwithstanding that the Plan Shares no longer meet the requirements of paragraphs 16 to 18 inclusive and paragraph 20 of Schedule 4. If not so exercised, the Option shall lapse at the end of that 20 day period.

8.11.	Exercise of Options in advance of a corporate event

Where the Board is aware that an event is likely to occur under Rule 8:

•	in respect of which Options will be exercisable in circumstances where the conditions for relief under Part 12 of the Corporation Tax Act 2009 may not be satisfied; or

•	if the Board in its discretion considers it appropriate,

the Board may by notice in writing to all Option Holders, declare that all Vested Options shall be exercisable during such reasonable period prior to the relevant event as determined by the Board. If not so exercised within that period, the Option shall lapse at the end of that period.

9.	Exchange of Options

9.1.	Where exchange applies

An Option will not become exercisable under Rule 8 but the Option (whether or not Vested) will be exchanged for a New Option under this Rule to the extent that:

•	an offer to exchange the Option for a New Option is made and accepted by the Option Holder; and

•	only if the Acquiring Company:

i.	obtains Control of the Company as a result of making a general offer to acquire:

•

the whole of the issued ordinary share capital of the Company (other than that which is already owned by it and its subsidiary or holding company) made on a condition such that, if satisfied, the Acquiring Company will have Control of the Company; or

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•	all the Plan Shares (or all those Plan Shares not already owned by the Acquiring Company or its subsidiary or holding company); or

ii.	obtains Control of the Company under a compromise or arrangement sanctioned by the court under Section 899 of the Companies Act 2006; or

iii.	becomes bound or entitled to acquire Plan Shares under Sections 979 to 982 of the Companies Act 2006; or

iv.	obtains Control of the Company as a result of a non-UK company reorganisation which has become binding on the shareholders covered by it.

Options must be exchanged within the period referred to in paragraph 26(3) of Schedule 4 and with the agreement of the company offering the exchange and the Option Holder. No further Options may be granted under the 2016 CSOP.

9.2.	Terms of exchange

The following applies in respect of the New Option:

•	The Date of Grant of the New Option shall be deemed to be the same as the Date of Grant of the Option.

•	The New Option shall be granted over Plan Shares in the Acquiring Company or such other company as determined by the Board.

•

In the application of the 2016 CSOP to the New Option, where appropriate, references to “Company” and “Plan Shares” shall be read as if they were references to the company to whose shares the New Option relates, save that in the definition of “Board” the reference to “Company” shall be read as if it were a reference to TransferWise Ltd.

•

The New Option must be equivalent to the Option by satisfying the conditions of paragraph 27 of Schedule 4 and must be in respect of shares which satisfy the conditions of paragraph 27 of Schedule 4, in a body corporate falling within paragraph 16(b) or (c) of Schedule 4, and it will be exercisable at the same time and in the same manner as the Option.

•	In determining whether the Option is equivalent to the New Option, the market value of the Plan Shares shall be determined using a methodology agreed with HMRC.

9.3.	Internal reorganisation

If the person which obtains Control of the Company under Rule 8 is a company of which the ordinary shares are held in substantially the same proportions by substantially the same persons who previously held the Company’s ordinary shares, then the Board may determine that Rule 8 shall not apply. Instead, if that person makes an offer to exchange the Option for a new option (“New Option”) which meets the requirements set out in this Rule 9 and paragraph 26 of Schedule 4, any Options that are not exchanged within the period referred to in paragraph 26 of Schedule 4 shall lapse forthwith at the end of that period.

10.	Lapse of Options

10.1.	Options lapsing

Subject to Rule 10.2, notwithstanding any other provision of the Rules, an Option shall lapse on the earliest of:

•	the 10th anniversary of the Date of Grant;

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•

the Board determining that any Performance Target or any other condition imposed under Rule 5.1 has not been satisfied either in whole nor in part in respect of the Option and can no longer be satisfied in whole or in part in which case the Option shall lapse either in whole or as to such part in relation to which the Performance Target or any other condition imposed under Rule 5.1 can no longer be satisfied;

•	subject to Rule 7.1 and 7.2, the Option Holder ceasing to be in Relevant Employment in any circumstances;

•	any date provided for under Rules 7.5 and 8;

•	any other date provided for under these Rules;

•

the date the Option Holder violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Option Holder and the Company or any other Group Member; and

•	the date on which the Option Holder becomes bankrupt or enters into a compromise with his creditors generally.

10.2.	Lapse of Options on death

Nothing in Rule 10.1 shall override the period allowed for exercise of an Option pursuant to Rule 7.1 following the death of an Option Holder.

11.	Adjustment of Options on Variation of Share Capital

11.1.	Power to adjust Options

Subject to Rule 11.2, in the event of a Variation of Share Capital, the number of Plan Shares subject to an Option, the description of the Plan Shares, the Exercise Price, or any one or more of these, shall be adjusted in such manner as the Grantor shall determine.

11.2.	Terms of adjustment

Any adjustment within Rule 11.1 shall ensure that:

•

no adjustment shall be made to the Exercise Price which would result in the Plan Shares subject to an Option being issued at a price per Plan Share lower than the nominal value of a Plan Share except where the Board puts in place arrangements to pay up the nominal value at the date of issue of the Plan Shares (or the difference between the adjusted Exercise Price and the nominal value as the case may be);

•

the total Market Value of the Plan Shares which may be acquired by the exercise of the Option and the total price at which those Plan Shares may be acquired is immediately after the variation or variations substantially the same as what it was immediately before the variation or variations; and

•	the total price at which those Plan Shares may be acquired is immediately after the variation or variations substantially the same as what it was immediately before the variation or variations.

For the avoidance of doubt, neither Rule 11.1 nor this Rule 11.2 shall authorise any variation which would result in the requirements of Schedule 4 not being met in relation to an Option, and any variation must be applied in a way that is fair and reasonable.

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11.3.	Notification of Option Holders

The Grantor shall, as soon as reasonably practicable, notify each Option Holder of any adjustment made under this Rule 11 and explain how this affects his position under the 2016 CSOP.

12.	Exercise Conditions

12.1.	Deductions

If the Company or any Group Member (as the case may be) is obliged in any jurisdiction to account for tax and National Insurance contributions (or any equivalent local taxes or social security liabilities in any applicable jurisdiction) for which the Option Holder is liable by virtue of the exercise of the Option and such company has not received from the Option Holder the necessary amount, then such company shall be entitled to discharge such liability by selling sufficient Plan Shares in respect of which the Option has been validly exercised and allotting or procuring the transfer of the balance of the Plan Shares to the Option Holder.

12.2.	Transfer of Employer’s NICs

The Grantor may, at its discretion and to the extent permitted by law, require the Option Holder to pay all or any part of the Employer’s NICs liability in relation to the exercise of an Option under the 2016 CSOP. Such requirements shall be specified on the Date of Grant and shall be a condition of exercise of the Option, but the Board (acting fairly and reasonably) may waive these requirements.

12.3.	Execution of documents by Option Holder

The Grantor may require an Option Holder to execute a document in order to bind himself contractually to any such arrangement as is referred to in Rules 12.1 and 12.2 and return the executed document to the Board by a specified date.

The Grantor may further require an Option Holder to execute a power of attorney appointing any director of the Company to sign such documents on behalf of the Option Holder and agree such things as may reasonably be necessary to complete the sale of Plan Shares under the terms of the relevant event, and to waive any rights of pre-emption, class rights or restrictions on transfer in the event of a change of control of the Company. The Grantor may require the Option Holder to return the power of attorney to the Board by a specified date.

The Grantor may further require an Option Holder to execute a document to accept a Restriction further to an Admission as may be specified under Rules 1.4 and 7.4. The Grantor may require the Option Holder to return the power of attorney to the Board by a specified date.

It shall be a condition of exercise of the Vested Option that the executed documents and power of attorney be returned by the specified date unless the Grantor determines otherwise.

12.4.	Tax elections

The Board may, at its discretion, determine that an Option may not be exercised unless the Option Holder has beforehand signed an election under Chapter 2 of Part 7 of ITEPA 2003 and/or section 165 of the Taxation of Chargeable Gains Act 1992 or entered into broadly similar local arrangements.

TransferWise 2016 Share Option Plan

13.	Issue and Listing of Plan Shares

13.1.	Rights attaching to Plan Shares

All Plan Shares issued and/or transferred under the 2016 CSOP shall, as to voting, dividend, transfer and other rights, including those arising on a liquidation of the Company, rank equally in all respects and as one class with the Plan Shares of the same class in issue at the date of issue or transfer save as regards any rights attaching to such Plan Shares by reference to a record date prior to the date of such issue or transfer.

13.2.	Availability of Plan Shares

The Company shall at all times use its reasonable endeavours to keep available sufficient authorised but unissued Plan Shares to satisfy the exercise of all Options which the Board has determined will be satisfied by the issue of Plan Shares.

13.3.	Listing of Plan Shares

If and so long as Plan Shares are listed and traded on a stock exchange, the Company will apply for the listing of any Plan Shares issued under the 2016 CSOP as soon as reasonably practicable.

14.	Relationship of 2016 CSOP to contract of employment

14.1.	Contractual provisions

Notwithstanding any other provision of the 2016 CSOP:

•	the 2016 CSOP shall not form part of any contract of employment between any Group Member and an Eligible Employee;

•

unless expressly so provided in his contract of employment, an Eligible Employee has no right to be granted an Option and the receipt of an Option in one year (and the calculation of the Exercise Price in a particular way) is no indication that the Option Holder will be granted any subsequent Options (or that the calculations of the Exercise Price will be made in the same or a similar way);

•	the 2016 CSOP does not entitle any Option Holder to the exercise of any discretion in his favour;

•

the benefit to an Eligible Employee of participation in the 2016 CSOP (including, in particular but not by way of limitation, any Options held by him) shall not form any part of his remuneration or count as his remuneration for any purpose and shall not be pensionable other than as required by law; and

•

if an Eligible Employee ceases to be in Relevant Employment for any reason, he shall not be entitled to compensation for the loss or diminution in value of any right or benefit or prospective right or benefit under the 2016 CSOP (including, in particular but not by way of limitation, any Options held by him which lapse by reason of his ceasing to be in Relevant Employment) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise.

TransferWise 2016 Share Option Plan

14.2.	Deemed agreement

By signing and submitting the Option Certificate to the Grantor, an Option Holder is deemed to have agreed to the provisions of these Rules including this Rule 14.

15.	Administration of 2016 CSOP

15.1.	Responsibility for administration

The Board shall be responsible for, and shall have the conduct of, the administration of the 2016 CSOP. The Board may from time to time make, amend or rescind regulations for the administration of the 2016 CSOP provided that such regulations shall not be inconsistent with the Rules and not cause any of the provisions of Schedule 4 which are relevant to the 2016 CSOP to cease to be satisfied.

15.2.	Board’s exercise of discretion

Where any discretion is to be exercised by the Board under the 2016 CSOP in relation to an Option it must be exercised fairly and reasonably.

15.3.	Board’s decision final and binding

The decision of the Board shall be final and binding in all matters relating to the 2016 CSOP, including but not limited to the resolution of any dispute concerning, or any inconsistency or ambiguity in the Rules or any document used in connection with the 2016 CSOP.

15.4.	Cost of 2016 CSOP

The cost of introducing and administering the 2016 CSOP shall be met by the Company. The Company shall be entitled, if it wishes, to charge an appropriate part of such cost or the costs of an Option to a Subsidiary or the Grantor.

15.5.	Data protection

By signing and returning the Option Certificate to the Grantor, an Option Holder is deemed to consent to the holding, processing and transfer of personal data in relation to the Option Holder by or to the Company, the Grantor, any Group Member, any third party broker, registrar or administrator or any future purchaser of the Company or relevant Group Member employing the Option Holder for all purposes relating to the operation of the 2016 CSOP and this consent shall include transferring or processing personal data outside the European Economic Area (as defined in the Data Protection Act 1998) in its present form and as amended from time to time.

15.6.	Third party rights

Nothing in these Rules confers any benefit, right or expectation on a person who is not an Option Holder. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 in its present form and as amended from time to time (or any applicable overseas legislation) to enforce any terms of these Rules.

15.7.	Option reporting requirements

The Company shall register and certify the 2016 CSOP with HMRC as required by Schedule 4 including that Options granted meet the requirements set out in Parts 2 to 6 of Schedule 4 and make any declaration in relation to amendments to key features (as defined in paragraph 28B(8) of Schedule 4) or variations under paragraph 22(3) of Schedule 4 to confirm that the requirements of Parts 2 to 6 of Schedule 4 continue to be met.

TransferWise 2016 Share Option Plan

Options granted in a Tax Year in advance of notification of the 2016 CSOP to HMRC in accordance with paragraph 28A of Schedule 4 will only fall within the provisions of the CSOP code (as defined under section 521(3) ITEPA 2003) if the Company notifies the 2016 CSOP to HMRC by 6 July of the following Tax Year.

16.	Amendment of 2016 CSOP

16.1.	Power to amend 2016 CSOP

Subject to Rule 16.2, the Board may from time to time amend the Rules.

16.2.	Rights of existing Option Holders

An amendment may not adversely affect the rights of an existing Option Holder except where the amendment has been approved by those existing Option Holders who would be adversely affected by the amendment in such manner as would be required by the Company’s articles of association (with appropriate changes) if the Plan Shares subject to those Options which would be so adversely affected had been issued or transferred to them (so that they had become shareholders in the Company) and constituted a separate class of shares.

16.3.	Notification of Option Holders

The Board shall, as soon as reasonably practicable, notify each Option Holder of any amendment to the Rules under this Rule 16 and explain how it affects his position under the 2016 CSOP.

17.	Notices

17.1.	Notice by the Grantor

Save as provided for by law, any notice, document or other communication given by, or on behalf of, the Grantor or to any person in connection with the 2016 CSOP shall be deemed to have been duly given if delivered to him at his place of work, if he is in Relevant Employment, if sent by e-mail to such e-mail address as may be specified by him from time to time or, in the case of an Option Holder who remains in Relevant Employment, to such e-mail address as is allocated to him by any Group Member, or sent through the post in a pre-paid envelope to the postal address last known to the Company to be his address and, if so sent, shall be deemed to have been duly given on the date of posting.

17.2.	Deceased Option Holders

Save as provided for by law, any notice, document or other communication so sent to an Option Holder shall be deemed to have been duly given notwithstanding that such Option Holder is then deceased (and whether or not the Company has notice of his death) except where his personal representatives have established title to the satisfaction of the Company and supplied to the Company an e-mail or postal address to which notices, documents and other communications are to be sent. Where personal representatives wish to exercise an Option, the Grantor may require that they have previously established their title to the satisfaction of the Grantor.

17.3.	Notice to the Grantor

Save as provided for by law any notice, document or other communication given to the Grantor (or any relevant person appointed by the Grantor) in connection with the 2016 CSOP shall be delivered by hand or sent by email, fax or post to the Company Secretary (or any relevant person appointed by the Grantor) at the Company’s registered office (or such other e-mail or postal address as may from time

TransferWise 2016 Share Option Plan

to time be notified to Option Holders) but shall not in any event be duly given unless it is actually received at the registered office or such e-mail or postal address.

18.	Governing Law and Jurisdiction

18.1.	2016 CSOP governed by English law

The formation, existence, construction, performance, validity and all aspects whatsoever of the 2016 CSOP, any term of the 2016 CSOP and any Option granted under it shall be governed by English law.

18.2.	English courts to have jurisdiction

The English courts shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the 2016 CSOP.

18.3.	Jurisdiction agreement for benefit of the Company

The jurisdiction agreement contained in this Rule 18 is made for the benefit of the Company only, which accordingly retains the right to bring proceedings in any other court of competent jurisdiction.

18.4.	Option Holder deemed to submit to such jurisdiction

By acknowledging the grant of an Option, an Option Holder is deemed to have agreed to submit to such jurisdiction.

19.	Interpretation

19.1.	Definitions

In this 2016 CSOP, unless the context otherwise requires, the following words and expressions have the following meanings:

2016 CSOP means the 2016 TransferWise Company Share Option Plan which constitutes Part A of the 2016 Plan;

2016 Plan means the 2016 TransferWise Share Option Plan;

Acquiring Company means a company which obtains Control of the Company in the circumstances referred to in Rules 8.1, 8.2, 8.3 or 8.10;

Acting In Concert has the meaning given to that expression in The City Code on Takeovers and Mergers in its present form or as amended from time to time;

Admission means the first occasion on which ordinary shares in the capital of the Company are admitted to the Official List of the UK Listing Authority or to trading on AIM or permission is given for them to be traded on any other share market approved for this purpose by the holders of a majority of the Ordinary Share Capital;

Adoption Date means the date on which the 2016 CSOP is adopted by the Board;

Articles of Association means the articles of association of the Company as amended from time to time;

Assets Sale means completion of an unconditional agreement for the sale of the whole or substantially the whole (which shall mean more than seventy five percent (75%) of the trade and assets of the Group), as determined by the Grantor;

TransferWise 2016 Share Option Plan

Associated Company has the meaning given to that expression by paragraph 35(1) of Schedule 4;

Board means, subject to Rule 8.7, the board of directors of the Company or a duly authorised committee of it or a person duly authorised by the board of directors of the Company or such committee;

Cause means serious misconduct or any serious or repeated breach by the Option Holder of his employment obligations (or any other circumstances (other than redundancy) in which a Group Member may terminate the Option Holder’s employment without that termination being an unfair dismissal);

Close Company has the meaning given to that expression by section 989 of ITA 2007, and paragraph 9(4) of Schedule 4;

Company means TransferWise Ltd incorporated in England and Wales under company number 07209813, being the scheme organiser for the purposes of paragraph 2(2) of Schedule 4;

Consortium has the meaning given to that word by paragraph 36(2) of Schedule 4;

Constituent Company has the meaning in paragraph 3(3) of Schedule 4;

Control has the meaning given to it by section 719 of ITEPA 2003;

CSOP Good Leaver has the meaning set out in Rule 7.2;

Date of Grant means the date on which an Option is granted in accordance with Rule 1.3;

Eligible Employee means an individual who is at the Date of Grant is an employee of a Group Member except for anybody who is:

•	excluded from participation because of paragraph 9 of Schedule 4 (material interest provisions);

•	a director who is required to work less than 25 hours a week (excluding meal breaks) for the Group; or

•	not an employee or director of the Company or a Subsidiary which has been nominated by the Board as a Constituent Company;

Enterprise Management Incentive means enterprise management incentive options which are qualifying options for the purposes of the EMI Code as defined under s.527 ITEPA;

Employees’ Share Scheme has the meaning set out in section 1166 of the Companies Act 2006;

Employer’s NICs means employer’s National Insurance contributions liability or any local equivalent in any other jurisdiction;

Exercise Price means the amount per Plan Share payable in pounds sterling on the exercise of an Option determined in accordance with Rule 4 and stated in the Option Certificate;

Exercise Trigger means:

(a) an Admission;

(b) an Assets Sale;

(c) a Trade Sale; or

(d) the Longstop Date.

TransferWise 2016 Share Option Plan

Good Leaver has the meaning set out in Rule 7.2;

Grantor means the Board or the Company, as the context requires;

Group means the Company and all Subsidiaries and Associated Companies of the Company from time to time and Group Member shall be interpreted accordingly;

HMRC means Her Majesty’s Revenue and Customs;

ITA 2007 means the Income Tax Act 2007;

ITEPA 2003 means the Income Tax (Earnings and Pensions) Act 2003;

Longstop Date means the date which is 9 years and 9 months from the Vesting Commencement Date;

Market Value on any day means the market value of a Plan Share determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and as agreed in advance with HMRC. If shares are subject to a Restriction, the Market Value is to be determined as if they were not subject to a Restriction;

Material Interest has the meaning given to that expression by paragraphs 9 to 14 of Schedule 4;

New Holding Company means a company which obtains Control of the Company where the New Holding Company’s Ordinary Share Capital is held in substantially the same proportions by substantially the same persons who previously held the Ordinary Share Capital;

Option means a right to acquire Plan Shares granted under the 2016 CSOP;

Option Certificate means the means a statement in a form, which may include an electronic form, determined by the Company setting out details of the Option and which shall contain the provisions specified in accordance with Rule 1.4;

Option Holder means an individual who holds an Option or, where the context permits, his legal personal representatives;

Ordinary Share Capital means the issued ordinary share capital of the Company other than fixed-rate preference shares;

Ordinary Shares means ordinary shares of £0.00001 each in the capital of the Company;

Performance Target means any performance target imposed as a condition of Vesting under Rule 5.1 and as substituted or varied in accordance with Rule 5.3;

Plan Shares means Ordinary Shares which satisfy the conditions in paragraphs 16 to 18 (inclusive) and paragraph 20 of Schedule 4;

Relevant Employment means employment with any Group Member;

Restriction has the meaning given in paragraph 36(3) of Schedule 4;

Rules mean the rules of the 2016 CSOP;

Schedule 4 means Schedule 4 to ITEPA 2003;

Schedule 4 CSOP means a plan which is intended to meet the requirements of Schedule 4;

TransferWise 2016 Share Option Plan

Subsidiary has the meaning set out in section 1159 of the Companies Act 2006;

Tax Year is a year commencing 6 April;

Trade Sale means the completion of the sale of the whole of the Ordinary Share Capital to any person or persons other than where:

•	the sale is to a New Holding Company in which case such company shall be considered to be the Company for the purpose of this definition; or

•	the relevant transfer is to a person or person(s) connected (within the meaning of section 993 of ITA 2007) with the transferring shareholder;

or such other disposal of shares in the Company as the holders of more than 50% of the Ordinary Share Capital may in their discretion specify, acting fairly and reasonably;

Variation of Share Capital means any variation in the share capital of the Company, including but without limitation a capitalisation issue, rights issue, rights offer or bonus issue and a sub-division, consolidation or reduction in the capital of the Company but excluding a capitalisation issue in substitution for or as an alternative to a cash dividend;

Vest and Vested means an Option is capable of exercise on or following the occurrence of an Exercise Trigger or other right to exercise set out in the Rules to the extent that the service condition set out in the Vesting Schedule and any other conditions imposed under Rule 5 have been satisfied;

Vesting Commencement Date means the date from which Vesting is determined as specified in the Vesting Schedule; and

Vesting Schedule means the schedule appended to the Option Certificate setting out the service conditions which determine the level of Vesting of the Option.

19.2.	Interpretation

In the 2016 CSOP, unless otherwise specified:

•

save as provided for by law a reference to writing includes any mode of reproducing words in a legible form and reduced to paper or electronic format or communication including, for the avoidance of doubt, correspondence via e-mail;

•

reference to the singular includes the plural (and vice versa), reference to any gender includes all genders, and reference to persons includes bodies corporate, unincorporated associations and partnerships (whether or not any of them have a separate legal personality); and

•	the Interpretation Act 1978 applies to the 2016 CSOP in the same way as it applies to an enactment.

TransferWise 2016 Share Option Plan

Part B:	TransferWise 2016 US Share Option Plan

This Part B to the 2016 Transferwise Ltd Share Option Plan (the “2016 Plan”) is intended to provide that any options issued to “U.S. Employees” (as defined below) will comply with the requirements of Section 409A of the United States Internal Revenue Code.

The terms of Part A of the 2016 Plan, the TransferWise 2016 Company Share Option Plan (the “2016 CSOP”) shall apply to this Part B except as specified otherwise in Part B (the “2016 US Plan”). The terms of the 2016 US Plan shall supersede any contrary or inconsistent terms of the 2016 CSOP, to the extent necessary to comply with such requirements; and notwithstanding Rule 18.1 of the 2016 CSOP, to the extent that any terms of the 2016 CSOP and the 2016 US Plan do not comply with such requirements, those noncompliant CSOP terms shall be interpreted and applied by the Grantor to comply with such requirements, and are hereby deemed to be amended to so comply.

The 2016 US Plan shall provide for the grant of Fair Market Value Options to Eligible Employees in accordance with the rules of the 2016 US Plan.

Defined	Terms

Defined terms used in the 2016 US Plan shall have the meanings ascribed to them under the terms of the 2016 CSOP except where a different meaning is specified below in which case the definition below shall replace the definition in the 2016 CSOP. In addition, the following additional defined terms shall apply for purposes of the 2016 US Plan:

Eligible Employee. An individual who is at the Date of Grant an advisor, consultant, director or employee of a Group Member.

Fair Market Value. “Fair market value” within the meaning of U.S. Treasury Regulations Section 1.409A-1(b)(5)(iv).

Fair Market Value Option. An Option that, at the time of the Date of Grant, has an Exercise Price that meets all of the requirements described in Treasury Regulations Section 1.409A-1(b)(5)(i). Accordingly, the Option must have the following features:

(a)	At the time of the Date of Grant, the Exercise Price shall be not less than the Fair Market Value of the Shares.

(b)	U.S. Code Section 83 will apply to tax a transfer or exercise of the Option.

(c)	The Option shall not contain any feature providing for the deferral of compensation, other than the deferral of recognition of U.S. taxable income until the later of the following:

(i)	the exercise or disposition of the Option

(ii)	the time the stock acquired by an exercise of the Option first become substantially vested (under U.S. Code Section 83).

Good Leaver. An Option Holder who ceases to be in Relevant Employment by reason of

•	death

•	injury or disability;

•	redundancy (within the meaning of the Employment Rights Act 1996);

TransferWise 2016 Share Option Plan

•	retirement (by agreement with the company by which he is employed as evidenced to the satisfaction of the Board);

•	a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006; and

•	the Option Holder being employed by a company which ceases to be a Group Member.

•	the Option Holder voluntarily leaving Relevant Employment, provided that this is not in circumstances where any Group Member is entitled to dismiss the Option Holder for Cause; or

•	any other circumstances if the Board decides acting fairly and reasonably in any particular case.

Option. A Fair Market Value Option granted under the 2016 US Plan.

Plan Shares. The ordinary shares in the capital of the Company (or any shares representing them).

Share Option Agreement. The form of Option Certificate issued to Option Holders under the 2016 US Plan.

U.S. Code. The Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section. Reference to a section of the Code includes all rulings, regulations, notices, announcements, decisions, orders and other pronouncements that are issued by the United States Department of the Treasury, the Internal Revenue Service, or any Court of competent jurisdiction that are lawful and pertinent to the interpretation, application or effectiveness of such Section with respect to this Addendum.

U.S. Employee. An Eligible Employee of the Company or Group who is either (i) a citizen of the United States, or (ii) otherwise subject to U.S. income tax as a result of the Exercise of a Fair Market Value Option held by such Eligible Employee (after application of any applicable tax treaty exclusion).

The Rules of the 2016 CSOP shall apply to the 2016 US Plan subject to the following amendments.

Further provisions

Rule 1.4 of the 2016 CSOP

Rule 1.4 of the 2016 CSOP shall be replaced by “Subject to Rule 1.3, the Option Certificate shall be in such form as is determined by the Board from time to time”.

Rule 4 of the 2016 CSOP

Rule 4 of the 2016 CSOP shall be replaced as follows:

The Exercise Price of an Option shall be determined by the Board but shall in all cases be no less than the Fair Market Value of a Plan Share as at the Date of Grant.

Where the Grantor has determined that an Option will be satisfied by the issue of new shares and the Exercise Price is less than the nominal value of a Plan Share the Company will ensure that at the time of issue of the Plan Shares arrangements are in place to pay up the nominal value of the relevant Plan Shares.

Rule 5.1 of the 2016 CSOP

The following term shall be added to Rule 5.1 of the 2016 CSOP as it applies to the 2016 US Plan.

TransferWise 2016 Share Option Plan

No Option shall be granted to a U.S. Employee, unless the Option is a Fair Market Value Option.

Rule 9.2 of the 2016 CSOP

The following applies in respect of the New Option:

•	in the fourth bullet of rule 9.2 of the 2016 CSOP, references to compliance with Schedule 4 shall be disregarded.

•	The fifth bullet of rule 9.2 of the 2016 CSOP shall not apply.

Rule 9.3 of the 2016 CSOP

In rule 9.3 of the 2016 CSOP references to meeting the requirements of Schedule 4 shall be disregarded.

Disapplication	of certain Rules and provisions

The following Rules shall not apply to the 2016 US Plan:

•	Rule 3 (Individual Limits);

•	Rule 6.5 (Material Interest);

•	Rule 6.9 (US Taxpayers);

•	Rule 7.1 (Death)

•	Rule 8.5 (Shares subject to Options ceasing to be Plan Shares),

•	Rule 15.7 (Option reporting requirements).

Under Rule 7.2 the provision relating to CSOP Good Leavers shall not apply to the 2016 US Plan.

All references in the 2016 CSOP to Market Value shall be replaced by Fair Market Value.

TransferWise 2016 Share Option Plan

Part C: TransferWise 2016 Non-tax advantaged plan for non-US taxpayers

This Part C to the 2016 TransferWise Share Option Plan (the “2016 Plan”) is intended to provide for non- tax advantaged options to be granted to employees who are not US taxpayers (the “2016 Non-tax advantaged Plan”).

For the avoidance of doubt, none of the provisions of Part A (the 2016 CSOP) or Part B (the 2016 US Plan) of the 2016 Plan shall apply to the 2016 Non-tax advantaged Plan.

1.	2016 Non-tax advantaged Plan

This 2016 Non-tax advantaged Plan which has been established by resolution of TransferWise Ltd (“Company”) passed on 15 June 2016, sets out the terms of the authority of the Directors of the Company (“Directors”) to grant rights to subscribe for or acquire ordinary shares in the capital of the Company (“Options”), and the parameters within which the Directors may specify the terms upon which Options may be granted to employees and former employees of the Company and its subsidiaries (within the meaning of section 1159 Companies Act 2006) (“Group”).

2.	Grant of Options

The Directors shall be entitled to grant Options to advisors, consultants, directors, employees and former employees of the Group pursuant to this 2016 Non-tax advantaged Plan on such terms as the Directors shall think fit and as shall be recorded in a certificate issued pursuant to this 2016 Non-tax advantaged Plan (“Share Option Certificate”). The Directors shall have an absolute discretion as to the selection of employees and former employees to whom Options may be granted. Any grants made to persons who are not employees shall be made outside the provisions of this 2016 Non-tax advantaged Plan.

Options may be granted at any time after the date of adoption of the 2016 Plan until the 10th anniversary of that date.

3.	Exercise of Options

3.1	Options shall not be capable of being exercised before such time or times as may be specified in the Share Option Certificate.

3.2	Options shall be exercisable only upon, and subject to, the terms of a Share Option Certificate.

3.3

It is intended that Options will be exercisable upon a sale of the Company or its assets or the listing of the Company upon a recognised stock exchange or otherwise following cessation of employment in certain circumstances or at a longstop date, but the Directors shall have authority to vary the events upon which an option may be exercised.

TransferWise 2016 Share Option Plan

4.	Employees’ Share Scheme

This 2016 Non-tax advantaged Plan is intended to be regarded as:

4.1	an “employees’ share scheme” for the purpose of Section 1166 Companies Act 2006; and

4.2	an arrangement of the type described in Article 60(1) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; and

4.3	an arrangement of the type described in Article 71(1) of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001.

5.	Governing Law

This 2016 Non-tax advantaged Plan shall be governed by and construed in all respects in accordance with the laws of England and Wales and the parties shall submit to the exclusive jurisdiction of the courts of England and Wales as regards any claim legal action or proceedings arising out of this Scheme and will waive any objection to such proceedings taking place in the courts of England and Wales on the grounds of venue or on the grounds that such proceedings have been brought in an inconvenient forum.

TransferWise 2016 Share Option Plan - Part B: TransferWise 2016 US Share Option Plan Amendment Rider

New definition to be added under “Defined Terms”:

Internal Reorganisation. Where immediately after a change of Control of the Company, all or substantially all of the share capital of the Acquiring Company is owned directly or indirectly by the persons who were shareholders in the Company immediately before the change of Control;

Under Further provisions

Rule 9.1 of the 2016 CSOP

Rule 9.1 of the 2016 CSOP shall be replaced as follows:

“9.1	Where exchange applies

An Option will not become exercisable under Rule 8 but the Option (whether or not Vested) will be exchanged for a New Option under this Rule to the extent that:

•

an offer to exchange the Option for a New Option is made and accepted by the Option Holder; or, the Board, with the consent of the Acquiring Company, decides before the event that the Option will be automatically exchanged without Option Holder consent; and

•	in each case only if the Acquiring Company:

i.	obtains Control of the Company as a result of making a general offer to acquire:

•

the whole of the issued ordinary share capital of the Company (other than that which is already owned by it and its subsidiary or holding company) made on a condition such that, if satisfied, the Acquiring Company will have Control of the Company; or

•	all the Plan Shares (or all those Plan Shares not already owned by the Acquiring Company or its subsidiary or holding company); or

ii.	obtains Control of the Company under a compromise or arrangement sanctioned by the court under Section 899 of the Companies Act 2006; or

iii.	becomes bound or entitled to acquire Plan Shares under Sections 979 to 982 of the Companies Act 2006;

iv.	obtains Control of the Company as a result of an Internal Reorganisation; or

v.	obtains Control of the Company as a result of a non-UK company reorganisation which has become binding on the shareholders covered by it.

Options must be exchanged with the agreement of the company offering the exchange and, unless otherwise determined by the Board under this Rule 9.1, the Option Holder. No further Options may be granted under the 2016 CSOP.”

Rule 9.2 of the 2016 CSOP

The following applies in respect of any New Option:

•	in the fourth bullet of rule 9.2 of the 2016 CSOP, references to compliance with Schedule 4 shall be disregarded.

•	The fifth bullet of rule 9.2 of the 2016 CSOP shall not apply.

•

For the avoidance of doubt, any “New Option” resulting from the exchange of an Option in connection with an Internal Reorganisation shall not be considered a new option grant nor a modification of an existing option grant for purposes of the United States Internal Revenue Code of 1986, as amended.

•

Any New Option resulting from the exchange of an Option in connection with an Internal Reorganisation reflects only the proportional adjustment to the number and class of securities and the Exercise Price subject to the Option being exchanged in the Internal Reorganisation.”

Rule 9.3 of the 2016 CSOP

Rule 9.3 of the 2016 CSOP shall not apply to the 2016 US Plan.